Exhibit 99.1
9% SENIOR SECURED NOTES DUE 2010
CUSIP NO. 192596AH7
NOTICE OF OPTIONAL REDEMPTION

     NOTICE IS HEREBY GIVEN pursuant to Section 3.03 of the indenture, dated as of January 25, 2002 (as amended and/or supplemented, the “Indenture”), between Coinmach Corporation, a Delaware corporation (the “Company”), the subsidiary guarantors named therein, and U.S. Bank National Association, as Trustee (the “Trustee”), that on February 1, 2006 (the “Redemption Date”), the Company will redeem $324,500,000 aggregate principal amount of its outstanding 9% Senior Notes due 2010 (the “Notes”) at a redemption price equal to 104.500% of the principal amount of Notes to be redeemed pursuant to Paragraph 5(a) of the Notes, together with the semi-annual interest payment due on the Redemption Date, for a total redemption payment of $1,090.00 per each $1,000 principal amount of Notes (the “Redemption Price”). Capitalized terms used herein without definition have the meanings assigned to them in the Indenture. In accordance with Section 3.05 of the Indenture, on or prior to the Redemption Date, the Company intends to deposit with U.S. Bank National Association, as paying agent, moneys sufficient in amount to pay the aggregate Redemption Price for all Notes surrendered for redemption.
     Unless the Company defaults in its obligation to deposit with the Paying Agent cash to effect the payment of the Redemption Price, interest on the Notes will cease to accrue on and after the Redemption Date and the only remaining right of the holders thereof will be to receive the Redemption Price, upon surrender of the Notes to the Paying Agent as follows:
MAILING ADDRESS
U.S. Bank National Association
60 Livingston Avenue
Attn: Corporate Trust
St. Paul, MN 55107
     The Redemption Price, upon presentation and surrender of the Notes to the Paying Agent, will be made to the holders by the Paying Agent, who is located at the address set forth above.
     No representation is being made as to the correctness of the CUSIP number either as printed on the Notes or as contained in this notice of redemption and reliance may be placed only on the identification numbers printed on the Notes.
GENERAL INFORMATION
     This notice is being sent pursuant to Section 3.03 of the Indenture. If forwarding Notes by mail, registered or certified mail is suggested. Questions and requests for assistance in connection with redemption of the Notes may be directed to Robert M. Doyle, Chief Financial Officer of the Company, Telephone 516-349-8555 and Fax 516-349-9125.
Date: December 30, 2005